Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL ANNOUNCES CHANGES

TO BOARD OF DIRECTORS

PONTE VEDRA, Fla. (Oct. 19, 2016) — Advanced Disposal Services, Inc. (NYSE: ADSW), an integrated environmental services company, today announced that Christopher Beall has resigned from the board of directors. Mr. Beall’s resignation is in connection with the Company’s transition towards increasing the number of independent directors on its board, and is consistent with the provisions of the Stockholders Agreement that the Company entered into at the completion of its initial public offering.

Mr. Beall joined Highstar Capital in 2004. He serves on Highstar Capital’s Investment Committee and Executive Committee.  Mr. Beall had served as a designated director of Highstar Capital since 2012. Mr. Beall currently serves as Managing Director and Co-Portfolio Manager for Oaktree Capital’s Infrastructure Investing strategy.

“Chris’s leadership has been vital to the growth and success of Advanced Disposal,” stated Richard Burke, Chief Executive Officer.  “His strategic vision helped build Advanced Disposal into the fourth largest solid waste company in the United States.  We thank him for his service to the Company.”

About Advanced Disposal

Advanced Disposal brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial and construction customers across 16 states and the Bahamas. Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at AdvancedDisposal.com or follow us on Facebook.

Contact:

Matthew Nelson

Advanced Disposal

(904) 737-7900

Matthew.Nelson@AdvancedDisposal.com